Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
Frowan@lnt.com

Linens ‘n Things Reports Second Quarter 2006 Financial Results

Clifton, NJ — August 15, 2006 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported its financial results for the second quarter ended July 1, 2006.

The Company reported total net sales of $611.6 million for the quarter, a 6.7% increase over the same quarter in 2005. This increase in net sales resulted from the opening of new store locations and a slight increase in comparable net sales for the quarter of 0.2%.

For the quarter, the Company generated a loss before interest, income taxes, depreciation and amortization (EBITDA) of $10.2 million compared to positive EBITDA of $13.7 million in the second quarter of 2005. The decrease in EBITDA was due primarily to markdowns taken to clear nonproductive and aged inventory and the effects of purchase accounting on occupancy costs.  Adjusted EBITDA for the second quarter of 2006, which excludes the impact of transaction expenses from the February 2006 acquisition of Linens ‘n Things, Inc., rent-related adjustments, one-time inventory reserves and other non-recurring or non-cash expenses, was negative $14.6 million compared with positive Adjusted EBITDA of $16.6 million in the second quarter of 2005.

The Company generated a net loss for the second quarter of 2006 of $39.1 million compared with a net loss of $5.9 million in the second quarter of 2005.

“During this past quarter we began to actively reposition our business.  Merchandising initiatives, such as “Best Bets” and intensification of our top stores began to build momentum.  We also used this time frame to clear nonproductive merchandise, which while resulting in increased markdowns, did create open to buy dollars and helped to improve store operations,” said Robert DiNicola, Chairman and Chief Executive Officer.  “Long term we expect to recapture market share with improving assortments, better execution at the store level and more impactful marketing,” added Mr. DiNicola.

For the second quarter, the Company used cash in operating activities of $19.4 million, ending the quarter with a short-term borrowing position net of cash balances of $141.6 million and excess availability under its revolving credit facility of $280.3 million. At July 1, 2006, the Company had $652.0 million of total long-term debt outstanding.  For the second quarter of 2006, the Company had capital expenditures of $16.7 million.

Net sales for the twenty-six week period ended July 1, 2006 increased 5.3% to $1,204.4 million, as compared with net sales of $1,144.3 million for the same period last year.  Comparable net sales for the twenty-six week period ended July 1, 2006 decreased 1.8%.

Net loss for the twenty-six week period ended July 1, 2006 was approximately $104.6 million as compared with a net loss of $10.0 million for the same period last year.

During the second quarter of 2006, the Company opened six stores and closed no stores as compared with opening seventeen stores and closing no stores during the second quarter of 2005.  Store square footage increased approximately 6.5% to 18.5 million at July 1, 2006 compared with 17.3 million at July 2, 2005.

The Company will host a conference call to report the second quarter 2006 financial results on August 16, 2006 at 12:00 pm ET. To listen to this call, dial: 1-888-694-4702, conference ID 7710453.  Following the completion of the call, a replay will be available through September 6, 2006 by dialing 1-877-519-4471, passcode 7710453.   A webcast of the call will be available on www.lnt.com through September 6, 2006.

Linens ‘n Things, with 2005 sales of approximately $2.7 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of July 1, 2006, Linens ‘n Things operated 555 stores in 47 states and six provinces across the United States and Canada.  More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	July 1, 2006	July 2, 2005
	(Successor Entity)	(Predecessor Entity)

Net sales	$611,583	$573,317
Cost of sales, including buying and distribution costs	373,265	336,374

Gross profit	238,318	236,943
Selling, general and administrative expenses	280,287	245,702

Operating loss	(41,969)	(8,759)
Interest income	(33)	(129)
Interest expense	21,845	867

Interest expense, net	21,812	738

Loss before benefit for income taxes	(63,781)	(9,497)
Benefit for income taxes	(24,654)	(3,565)

Net loss	$(39,127)	$(5,932)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	February 14 to July 1, 2006	January 1 to February 13, 2006	Twenty-Six Weeks Ended July 2, 2005
	(Successor Entity)	(Predecessor Entity)	(Predecessor Entity)

Net sales	$919,428	$284,971	$1,144,263
Cost of sales, including buying and distribution costs	562,333	180,675	670,927

Gross profit	357,095	104,296	473,336
Selling, general and administrative expenses	418,048	174,138	487,856

Operating loss	(60,953)	(69,842)	(14,520)
Interest income	(119)	(668)	(624)
Interest expense	31,832	—	2,085

Interest expense (income), net	31,713	(668)	1,461

Loss before benefit for income taxes	(92,666)	(69,174)	(15,981)
Benefit for income taxes	(35,967)	(21,270)	(5,975)

Net loss	$(56,699)	$(47,904)	$(10,006)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Successor Entity	Predecessor Entity
	July 1, 2006	December 31, 2005	July 2, 2005

Assets
Current assets:
Cash and cash equivalents	$13,494	$158,158	$22,193
Accounts receivable	39,695	43,561	34,250
Inventories	854,823	787,283	799,077
Prepaid expenses and other current assets	74,658	17,425	38,890
Current deferred taxes	5,599	2,033	1,620

Total current assets	988,269	1,008,460	896,030

Property and equipment, net of accumulated depreciation of $44,147, $464,496 and $424,928 at July 1, 2006, December 31, 2005 and July 2, 2005, respectively	590,781	612,247	586,743
Identifiable intangible assets, net	157,887	1,301	1,391
Goodwill	277,315	18,126	18,126
Deferred financing cost and other noncurrent assets, net	35,364	10,700	11,621

Total assets	$2,049,616	$1,650,834	$1,513,911

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$235,805	$267,582	$244,842
Accrued expenses and other current liabilities	179,492	199,024	137,566
Current deferred taxes	—	4,401	—
Short-term borrowings	155,070	—	—

Total current liabilities	570,367	471,007	382,408
Senior secured notes and other long-term debt, net of current portion	652,044	2,076	2,108
Deferred income taxes and other long-term liabilities	231,854	327,888	328,806

Total liabilities	1,454,265	800,971	713,322

Total shareholders’ equity	595,351	849,863	800,589

Total liabilities and shareholders’ equity	$2,049,616	$1,650,834	$1,513,911

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor Entity	Predecessor Entity
	February 14 to July 1, 2006	January 1 to February 13, 2006	Twenty-Six Weeks Ended July 2, 2005

Cash flows from operating activities:
Net loss	$(56,699)	$(47,904)	$(10,006)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46,816	12,642	43,675
Deferred income taxes	(22,424)	(6,646)	(3,105)
Share-based compensation	2,328	12,484	489
Loss on disposal of assets	73	—	339
Changes in working capital, net of effect of acquisition:	(122,048)	(35,722)	(161,642)

Net cash used in operating activities	(151,954)	(65,146)	(130,250)

Cash flows from investing activities:
Acquisition of the Company, net of cash acquired(1)	(1,205,502)	—	—
Additions to property and equipment	(25,222)	(7,776)	(52,841)

Net cash used in investing activities	(1,230,724)	(7,776)	(52,841)

Cash flows from financing activities:
Issuance of common stock to Linens Investors LLC and others	650,150	—	—
Issuance of floating rate notes	650,000	—	—
Financing and direct acquisition costs	(59,254)	—	—
Issuance of common stock under stock incentive plans	—	—	1,769

Federal tax benefit from common stock issued under stock incentive plans	—	4,298	144
Increase in short-term borrowings	155,070	—	—
Decrease (increase) in treasury stock	—	674	(97)

Net cash provided by financing activities	1,395,966	4,972	1,816

Effect of exchange rate changes on cash and cash equivalents	206	125	(541)
Net increase (decrease) in cash and cash equivalents	13,494	(67,825)	(181,816)
Cash and cash equivalents at beginning of period	—	158,158	204,009

Cash and cash equivalents at end of period	$13,494	$90,333	$22,193

(1)

In connection with the Merger, net cash settlements of approximately $20.0 million and $4.4 million for stock options and restricted stock units, respectively, are included in “Acquisition of the Company, net of cash acquired.

Net loss reconciliation to EBITDA and Adjusted EBITDA

LNT defines EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the table below.

We present EBITDA and Adjusted EBITDA because we consider them as useful analytical tools for measuring our ability to service our debt and generate cash for other purposes. EBITDA and Adjusted EBITDA are not measurements of our financial performance under Generally Accepted Accounting Principles (GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of our profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, security analysts and others to measure the company’s operating performance. EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

For the three and six months ended July 1, 2006 and July 2, 2005, the following table presents EBITDA reconciled to our net loss for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

LINENS HOLDING CO. (AND PREDECESSOR)
(In thousands)
(Unaudited)

	Thirteen Weeks	Thirteen Weeks	Twenty-Six Weeks	Twenty-Six Weeks
	Ended	Ended	Ended	Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net loss	$(39,127)	$(5,932)	$(104,603)	$(10,006)
Benefit for income taxes	(24,654)	(3,565)	(57,237)	(5,975)
Interest expense, net	21,812	738	31,045	1,461
Depreciation and amortization	31,794	22,499	59,458	43,675

EBITDA	(10,175)	13,740	(71,337)	29,155

Non-cash rent expense (a)	3,014	667	5,230	1,905
Non-cash landlord allowance amortization (b)	(236)	(5,211)	(3,289)	(10,445)
Cash landlord allowances received (c)	1,021	5,401	3,352	10,891

EBITDA after rent related adjustments	(6,376)	14,597	(66,044)	31,506

Transaction expenses (d)	424	—	32,154	—
Non-cash stock-based compensation (e)	1	380	3,180	489
Non-recurring consulting expenses (f)	—	1,600	—	2,200
Write-down of aged inventory (g)	(10,313)	—	—	—
Accelerated payment of stock option (h)	—	—	9,305	—
Stock Option Expense (SFAS 123R) (i)	1,622	—	2,328	—
Executive severance (j)	—	—	1,692	—
Adjusted EBITDA	$(14,642)	$16,577	$(17,385)	$34,195

(a)   Represents the straight-line effect of scheduled rent increases over the expected lease term.

(b)   Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases.  Non-cash landlord allowance amortization has the effect of reducing rent expense.

(c)   Represents cash allowances received from landlords at inception of leases.

(d)   Transaction costs represent legal and other merger related expenses.

(e)   Represents non-cash compensation expense related to prior restricted stock grants.

(f)    Represents non-recurring consulting costs related to a strategic corporate profitability project that began in 2004, was completed in 2005 and was significantly greater in scope and costs than the Company typically incurs or is expected to incur.

(g)   Represents the change in the markdown reserve established in the first quarter in regards to non-productive and aged inventory.

(h)   Represents acceleration of compensation expense related to stock option grants as a result of the acquisition of the company by Apollo Management.

(i)    Represents stock compensation expense related to stock option grants under SFAS 123R.

(j)    Charges related to severance for departure of Jane Gilmartin.